Exhibit 23.7

CONSENT OF BANCO ITAÚ BBA S.A.

We hereby consent (1) to the inclusion of an English-language translation of our presentation of financial analyses, dated as of July 29, 2011 (the “Presentation”), delivered to the Special Committee of Brasil Telecom S.A. as an exhibit to the Registration Statement on Form F-4 of Brasil Telecom S.A. (the “Company”) filed with the U.S. Securities and Exchange Commission relating to the proposed merger of Tele Norte Leste Participações S.A. with and into the Company (the “Registration Statement”), and (2) to the references to our firm and the Presentation in the Registration Statement and the prospectus included therein under the captions “Part One—Questions and Answers about the Merger” and “Part Five—The Merger.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus included therein within the meaning of the term “experts” as used in the Act or the Regulations.

São Paulo, Brazil, August 31, 2011.

Banco Itaú BBA S.A.

By	/s/ Eduardo Guimarães
Name: Eduardo Guimarães
Title: Senior Vice President—Investment Banking Department

By	/s/ Fernando Fontes Iunes
Name: Fernando Fontes Iunes
Title: Diretor Executivo—Investment Banking Department